SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date earliest event reported) December 24, 2009

MTR GAMING GROUP, INC.

(exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation)

0-20508	84-1103135
(Commission File Number)	(IRS Employer Identification Number)

STATE ROUTE 2 SOUTH, CHESTER, WEST VIRGINIA

(Address of principal executive offices)

26034

(Zip Code)

Registrant’s Telephone Number, Including Area Code:  (304) 387-8300

N/A

(Former name or former address, if changed since last report)

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.               Other Events.

On December 24, 2009, MTR and Narciso A. Rodriguez-Cayro entered into an Employment Agreement  pursuant to which MTR agreed to employ Mr. Rodriguez-Cayro, and Mr. Rodriguez-Cayro agreed to serve, as the General Counsel of MTR from February 1, 2010, to February 1, 2012, on the terms and conditions set forth in the Employment Agreement.

Pursuant to the terms of the Employment Agreement, Mr. Rodriguez-Cayro will receive a base salary of $258,000 per year, subject to periodic increase or cash bonus determined by MTR’s Compensation Committee in its sole discretion, and an annual target bonus of 25% of his annual base salary pursuant to a bonus plan to be established by the Board of Directors of MTR.  The Employment Agreement also provides for a restricted stock unit award of 25,000 shares on February 1, 2010, the date that Mr. Rodriguez-Cayro’s employment commences, which award will vest in three equal annual installments, an automobile allowance of $600 per month, four weeks of paid vacation annually and reimbursement of relocation expenses, expenses associated with gaming licensing and licensing as an attorney and cellular phone usage.

In the event of a termination of Mr. Rodriguez-Cayro’s employment without cause, he will be entitled to receive his base salary and target incentive bonus for the longer of one year or the remaining term of the Employment Agreement and payment for accrued and unused vacation time.  If Mr. Rodriguez-Cayro’s employment is terminated for cause (as defined in the Employment Agreement) he will receive accrued and unpaid base salary and payment for accrued and unpaid vacation through the date of termination.  If Mr. Rodriguez-Cayro’s employment is terminated because of death or disability, he will be entitled to receive an amount equal to his base salary for the longer of the remaining term of the Employment Agreement or one year from the date of his death.

The Employment Agreement provides that if, at any time within six months following a change of control (as defined in the Employment Agreement), (i) Mr. Rodriguez-Cayro’s employment is terminated without cause (as defined in the Employment Agreement) or (ii) Mr. Rodriguez-Cayro is not offered the position of General Counsel or an equivalent position with the resulting entity and Mr. Rodriguez-Cayro voluntarily terminates his employment within 30 days therefrom, Mr. Rodriguez-Cayro will be entitled to receive his base salary and target incentive bonus for the longer of one year or the remaining term of the Employment Agreement and payment for accrued and unused vacation time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MTR GAMING GROUP, INC.

		By:	/s/ David R. Hughes
David R. Hughes
Corporate Executive Vice President and Chief Financial Officer
Date:	December 30, 2009